UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

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WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

1001 Air Brake Avenue

Wilmerding, Pennsylvania 15148

Dear Stockholder:

We are providing supplemental proxy materials relating to the 2016 annual meeting of stockholders of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation, on May 11, 2016 at 11:30 a.m. in Pittsburgh, Pennsylvania.

This booklet includes an additional proposal that will be presented at the 2016 annual meeting of stockholders to re-approve the Westinghouse Air Brake Technologies Corporation 2011 Stock Incentive Plan for purposes of qualification under recently enacted French laws for providing tax benefits to recipients of equity awards who are subject to taxation in France. There are no changes being made to the 2011 Stock Incentive Plan itself and approval of the proposal will not increase any cost to Wabtec.

Whether or not you plan to attend the annual meeting, please cast your vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the Notice of Internet Availability of Proxy Materials that was first mailed to stockholders on March 31, 2016. Enclosed is a revised proxy card that includes the three proposals covered by the proxy card distributed with the Proxy Statement and adds a new Proposal 4. Signing and submitting this new proxy card or voting by Internet or phone will revoke any prior proxy in its entirety if submitted prior to 11:59 p.m. central time on May 10, 2016. If you do not return this proxy card or update your vote by Internet or phone, but previously voted, the discretion previously granted to the proxies will be voted as previously specified and “FOR” Proposal 4. Voting over the Internet, by telephone or by proxy card does not affect your right to vote in person if you attend the annual meeting.

Sincerely,

Albert J. Neupaver
Executive Chairman

April 26, 2016

General

We are providing you these supplemental proxy materials on or about April 26, 2016 because the Board of Directors of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation (“Wabtec” or the “Company”), is soliciting your proxy to vote at the Company’s 2016 annual meeting of stockholders.

This supplement provides an additional proposal that will be presented at the Annual Meeting to re-approve the Westinghouse Air Brake Technologies Corporation 2011 Stock Incentive Plan (the “2011 Stock Incentive Plan”) for purposes of qualification under recently enacted French laws providing certain tax benefits. There are no changes being made to the 2011 Stock Incentive Plan itself.

THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Quorum and Voting Information

To conduct the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares of our common stock, par value $0.01 per share, entitled to vote must be present in person or represented by proxy at the meeting. You are considered a part of the quorum if you vote over the Internet, by telephone or by submitting a properly signed proxy card.

Abstentions and broker non-votes (i.e., proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement for the annual meeting is satisfied.

We are adding a new item to the agenda (Proposal 4) seeking stockholder re-approval of our 2011 Stock Incentive Plan in order to take advantage of recently enacted laws in France for providing tax benefits to recipients of equity awards who are subject to taxation in France. There are no changes being made to the 2011 Stock Incentive Plan itself.

Approval of Proposal 4 requires a favorable vote of a majority of the shares represented and entitled to vote on the proposal. An abstention will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote with respect to that proposal.

Revised Proxy Card

Enclosed is a revised proxy card. This proxy card includes the three proposals covered by the proxy card distributed with the Proxy Statement and adds this new Proposal 4. Signing and submitting this new proxy card or voting by Internet or phone will revoke any prior proxy in its entirety if submitted prior to 11:59 p.m. central time on May 10, 2016. If you do not return this proxy card or update your vote by Internet or phone, but previously voted, the discretion previously granted to the proxies will be voted as previously specified and “FOR” Proposal 4.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the independent auditor (Proposal 3), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions.

Proposals Being Brought Before the Meeting

The items of business scheduled to be voted on at the annual meeting are:

Proposal 1:	Elect three directors for a term of three years

Proposal 2:	Approve an advisory (non-binding) resolution relating to the approval of 2015 named executive officer compensation

Proposal 3:	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year

Proposal 4:	Re-approve the 2011 Stock Incentive Plan for purposes of qualification under applicable French laws as more fully described in this supplement

Conduct other business if properly raised.

The Board recommends you vote FOR all of these proposals.

Proposal 4—Re-Approval of Westinghouse Air Brake Technologies Corporation 2011 Stock Incentive Plan for Purposes of Macron Law Qualification in France

Introduction

On July 27, 2015, Wabtec and FW Acquisition, LLC, a wholly owned subsidiary of Wabtec, made a binding offer to Financière Faiveley S.A., a société anonyme incorporated under French law, Famille Faiveley Participations, a société par actions simplifiée incorporated under French law, Mr. Francois Faiveley and Mr. Erwan Faiveley (collectively, the “Sellers”) to purchase all the outstanding shares of Faiveley Transport S.A. (“Faiveley”) owned by the Sellers, as previously disclosed on the Form 8-K filed by Wabtec with the SEC on July 31, 2015 (the “Transaction”). Closing of the Transaction is subject to various conditions, including completion of regulatory requirements. These steps are currently on-going and the timing of completion is unknown.

In connection with the Transaction, we have offered to issue equity awards to two employees of Faiveley who will become employees of Wabtec upon completion of the Transaction. Furthermore, we may issue additional equity awards under the 2011 Stock Incentive Plan to Wabtec employees who are subject to French law. Under French law, as described further below, Wabtec and the employees can take advantage of certain tax benefits in connection with these awards if our stockholders re-approve the 2011 Stock Incentive Plan.

The 2011 Stock Incentive Plan and the number of shares reserved for issuance pursuant to 2011 Stock Incentive Plan have been previously approved by Wabtec stockholders at the 2011 annual meeting of Wabtec stockholders. None of the terms of the

2011 Stock Incentive Plan are being submitted for modification and no additional shares for issuance are being requested. The proposal is limited to qualification for French law purposes.

Macron Law Proposal

The stockholders approved the 2011 Stock Incentive Plan in 2011. As required by French law, we are asking our stockholders to re-approve the 2011 Stock Incentive Plan for purposes of qualification under Article 135 of the French “law on growth, activity, and equality of economic chances” n° 2015-990 (as enacted on August 6, 2015, the “Macron Law”) so that equity grants that are made under the 2011 Stock Incentive Plan to individuals who are subject to taxation under French law may qualify as a “free grant of shares” under the Macron Law (the “Macron Law Proposal”). Any such “free grant of shares” will be satisfied from the existing share reserve of the 2011 Stock Incentive Plan and will have terms consistent with the 2011 Stock Incentive Plan. The Macron Law Proposal will not in any manner alter the 2011 Stock Incentive Plan and will not increase the number of shares of Wabtec common stock reserved for grant pursuant to awards issued under the 2011 Stock Incentive Plan.

Vote Required

This proposal will be adopted if a majority of the shares represented in person or by proxy vote for the proposal.

The Board recommends that you vote “FOR” this proposal.

Description of the 2011 Stock Incentive Plan

The following is a summary of the principal provisions of 2011 Stock Incentive Plan. This description of the 2011 Stock Incentive Plan is qualified in its entirety by reference to the full text of the 2011 Stock Incentive Plan which can be found in the Company’s proxy statement filed with the SEC on March 31, 2011.

General. The purposes of the 2011 Stock Incentive Plan are to encourage eligible employees of the Company and its subsidiaries to increase their efforts to make the Company and each subsidiary more successful, to provide an additional inducement for such employees to remain with the Company or a subsidiary, to reward such employees by providing an opportunity to acquire shares of the Company’s common stock on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company or one of its subsidiaries. The eligible employees are those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company or any subsidiary. As of the date hereof, there are approximately 13 officers, 155 employees, eight directors, and 0 consultants eligible to participate in the 2011 Stock Incentive Plan.

Under the 2011 Stock Incentive Plan, which has a ten-year term through March 27, 2021, the maximum number of shares available for grants or awards is an aggregate of 1,900,000 shares plus any shares which remain available for grant under the Company’s 2011 Stock Incentive Plan as of the date of adoption of the 2011 Stock Incentive Plan. The 2011 Stock Incentive Plan also includes a fixed sub-limit for the granting of incentive stock options. In general, without further stockholder approval, the maximum number of shares for which incentive stock options may be granted is 1,000,000 shares.

The 2011 Stock Incentive Plan provides for (i) the grant of incentive stock options under Section 422 of the Internal Revenue Code, (ii) the grant of non-statutory stock options, (iii) the grant of stock appreciation rights, either granted in conjunction with stock options (i.e., tandem SARs) or not in conjunction with options (i.e., freestanding SARs), (iv) restricted share awards, (v) restricted stock units, (vi) performance units and (vii) other stock based awards. Although the 2011 Stock Incentive Plan permits the grant of incentive stock options, the Company has not typically granted incentive stock options under its prior equity incentive plans.

The maximum number of shares as to which awards other than performance units or “other stock-based awards” may be made under the 2011 Stock Incentive Plan to any one employee in any one calendar year is 300,000 shares. The maximum value of the property, including cash, that may be paid or distributed to any participant pursuant to a grant of performance units in any one calendar year is $5,000,000, and the maximum value of common stock and other property, including cash, that may be paid or distributed to any participant with respect to “other stock based awards” in any one calendar year is also $5,000,000.

Share Counting. Except in the case of performance unit awards (where shares of common stock are counted only upon actual issuance of the shares), to the extent that any award is forfeited, or any option and tandem SAR (if any) or any free-standing SAR terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of common stock subject to such awards will again be available for awards under the 2011 Stock Incentive Plan. However, shares of common stock subject to such awards will continue to be counted for purposes of the individual limits on shares that can be granted.

If the exercise price of any stock option and/or the tax withholding obligations relating to any awards are satisfied by delivering shares or withholding shares relating to such award, the gross number of shares subject to the award will nonetheless be deemed to have been granted for purposes of the 2011 Stock Incentive Plan and any shares which are delivered back to the Company will not be added to the aggregate number of shares for which awards may be made under the 2011 Stock Incentive Plan. If shares of common stock are issued upon the exercise of a stock appreciation right, all shares subject to the stock appreciation right are counted regardless of the number of shares issued upon exercise.

Administration. The 2011 Stock Incentive Plan will be administered by a Committee appointed by the Board of Directors, which is at present the Compensation Committee (the “Committee”).

Subject to the provisions of the 2011 Stock Incentive Plan, the Committee has full and final authority, in its discretion, to make awards under the 2011 Stock Incentive Plan, and to determine the employees to whom each award is made and the number of shares covered thereby. In determining the eligibility of any employee, as well as in determining the number of shares covered by each award, the Committee considers the position and responsibilities of the employee being considered, the nature and value to the Company or a subsidiary of his or her services, his or her present and/or potential contribution to the success of the Company or a subsidiary and such other factors as the Committee may deem relevant.

The Committee also has the power to interpret the 2011 Stock Incentive Plan and to prescribe such rules, regulations and procedures in connection with the operations of the 2011 Stock Incentive Plan as it deems necessary and advisable in its administration of the 2011 Stock Incentive Plan.

Terms of Stock Options. The option price for each stock option may not be less than 100% of the fair market value of the Company’s common stock on the date of grant of the stock option except that, in the case of an incentive stock option granted to an employee who owns actually or constructively pursuant to the rules contained in Section 424(d) of the Internal Revenue Code more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary (a “Ten Percent Employee”), the option price may not be less than 110% of such fair market value. Fair market value of the common stock for all purposes under the 2011 Stock Incentive Plan is the mean between the publicly reported highest and lowest sales prices per share of common stock of the Company as quoted in the New York Stock Exchange listing in a reliable financial publication as chosen by the Committee, on the date as of which fair market value is determined. On April 15, 2016, the fair market value of the common stock of the Company as determined by the above-stated formula was $81.30 per share.

No stock option may be exercised after the expiration of 10 years from the date of grant (five years in the case of an incentive stock option granted to a Ten Percent Employee). Unless the Committee, in its discretion, otherwise determines, an exercisable stock option may be exercised in whole or in part. Otherwise stock options may be exercised at such times, in such amounts and subject to such restrictions as are determined in its discretion by the Committee.

The option price for each stock option is payable in full in cash at the time of exercise; however, in lieu of cash the person exercising the stock option may, if authorized by the Committee at the time of grant in the case of an incentive stock option or at any time in the case of a non-statutory stock option, pay the option price in whole or in part by delivering to the Company shares of common stock having a fair market value on the date of exercise of the stock option equal to the option price for the shares being purchased, except that any portion of the option price representing a fraction of a share must be paid in cash.

If the person exercising a stock option participates in a broker or other agent-sponsored exercise or financing program, the Company may cooperate with all reasonable procedures of the broker or other agent to permit participation by the person exercising the stock option in the exercise or financing program, but the exercise of the stock option shall not be deemed to occur and no shares of the common stock will be issued until the Company has received full payment in cash for the option price from the broker or other agent.

The aggregate fair market value (determined as of the time the incentive stock options are granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant in the 2011 Stock Incentive Plan during any calendar year may not exceed $100,000. If the date on which any incentive stock options may first be exercised would be accelerated pursuant to any provision of the 2011 Stock Incentive Plan or any stock option agreement, or amendment thereto, and the acceleration of such exercise date would result in a violation of this $100,000 restriction, then, notwithstanding any such provision, but subject to the authorization provided for in the following sentence, the exercise dates of such incentive stock options will be accelerated only to the date or dates, if any, that do not result in a violation of the $100,000 restriction, and in such event the exercise dates of the incentive stock options with the lowest option prices would be accelerated to the earliest such dates. The Committee may, in its discretion, authorize the acceleration of the exercise date of one or more incentive stock options even if such acceleration would violate the $100,000 restriction and one or more incentive stock options would thereby be converted in whole or in part to non-statutory stock options.

Stock Appreciation Rights. A stock appreciation right (SAR) entitles the holder to receive, on exercise, the excess of the fair market value of the common stock on the exercise date over the SAR grant price. The Committee may grant SAR awards as stand-alone awards or in tandem with a related option award under the 2011 Stock Incentive Plan. The SAR grant price is set by the Committee and may not be less than the fair market value of the common stock on the date of the grant. Payment upon exercise will be in cash, shares of common stock, or both. Unless otherwise determined by the Committee, any related option will no longer be exercisable to the extent a tandem SAR has been exercised, and the exercise of an option will cancel the related tandem SAR.

Repricing Prohibited. The 2011 Stock Incentive Plan prohibits repricing of options or SARs without further shareholder approval. Repricing means the grant of a new option or SAR in return for the cancellation, exchange or forfeiture of an award that has a higher grant price than the new award, the amendment of an outstanding award to reduce the grant price, the cancellation or repurchase of an option or SAR at a time when grant price is greater than the fair market value of the common stock or any action that would be treated, for accounting purposes, as a repricing. The grant of a substitute award under the anti-dilution and anti-enlargement provisions explained under “Miscellaneous,” below, is not a repricing.

Other Terms of Options and SARS. Unless the Committee determines otherwise, the following provisions of this paragraph will apply in the event of any termination of employment, except that the third preceding paragraph will apply in any event if the exercise date of any incentive stock option is accelerated. If the employment of a participant who is not a Disabled Participant (as defined in the 2011 Stock Incentive Plan) is voluntarily terminated with the consent of the Company or a participant retires under any retirement plan of the Company or a subsidiary (i) any then outstanding incentive stock option held by the participant is exercisable (but only to the extent the stock option was exercisable immediately prior to the termination of employment) at any time prior to the expiration of the stock option or within three months after the date of termination of employment, whichever is the shorter period, and (ii) any non-statutory stock option or stock appreciation right held by the participant is exercisable (but only to the extent the stock option or stock appreciation right was exercisable immediately prior to the termination of employment of the participant) at any time prior to the expiration of the stock option or stock appreciation right or within one year after the date of termination of employment, whichever is the shorter period. If the employment of any participant is voluntarily terminated with such consent and such termination occurs because the participant is a Disabled Participant, any then outstanding stock option or stock appreciation right held by the participant is exercisable in full (whether or not so exercisable immediately prior to the termination of employment) at any time prior to the expiration of the stock option or stock appreciation right or within one year after the date of termination of employment, whichever is the shorter period. In the event of the death of a participant during employment, any then outstanding stock option or stock appreciation right is exercisable in full (whether or not so exercisable immediately prior to the death of the participant) by the person or persons entitled to do so under the Will of the participant or, if the participant shall fail to make testamentary disposition of the stock option or stock appreciation right or shall die intestate, by the legal representative of the participant, in either case at any time prior to the expiration of the stock option or stock appreciation right or within one year after the date of death, whichever is the shorter period. In the event of the death of a participant after termination of employment during a period when a stock option or stock appreciation right is exercisable, any outstanding stock option or stock appreciation right held by the participant at the time of death is exercisable by the person or persons entitled to do so under the Will of the participant or by the legal representative of the participant (but only to the extent the stock option or stock appreciation right was exercisable immediately prior to the death of the participant) at any time prior to the expiration of the stock option or stock appreciation right within one year after the date of death, whichever is the shorter period. If the employment of any participant terminates for any other reason, unless the exercise period of a stock option or stock appreciation right following termination of employment has been extended upon the occurrence of one or more of the events described under “Additional Rights in Certain Events” below, the rights of the participant under any then outstanding stock option or stock appreciation right terminate at the time of such termination of employment.

Unless the Committee, in its discretion, otherwise determines, no stock option or stock appreciation right granted under the 2011 Stock Incentive Plan is transferable other than by Will or by the laws of descent and distribution, and a stock option or stock appreciation right may be exercised during a participant’s lifetime only by the participant. If the Committee determines that such an award is transferable it may do so only to the extent that such transfer is made without the payment of value or consideration to the participant.

Each grant of a stock option or stock appreciation right must be confirmed by an agreement between the Company and the participant which sets forth the terms of the stock option or stock appreciation right.

Performance Goals. The Committee may establish performance goals (“Performance Goals”) in connection with the grant of restricted stock,

restricted stock units, performance units or “other stock-based awards.” In the case of awards to participants who may be covered employees under Section 162(m) of the Internal Revenue Code where the Committee wishes to qualify the award for the performance-based exception to the limitations on compensation deductions under Section 162(m) of the Internal Revenue Code, the Committee may designate the award as a “Qualified Performance-Based Award” and must certify in writing when the Performance Goals have been achieved. In such cases, the Performance Goals will be based on one or more of the following:

(i)	The following criteria for the Company on a consolidated basis, one or more of its direct or indirect subsidiaries, and/or one or more divisions of the foregoing, either in absolute terms or relative to the performance of (x) the Company, its subsidiaries or divisions (for a different period), (y) one or more other companies or (z) an index covering multiple companies:

1.	net income;
2.	net income growth;
3.	economic value added (earnings less a capital charge);
4.	earnings (including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”));
5.	sales;
6.	revenue growth;
7.	revenue from operations;
8.	expenses;
9.	income from operations as a percent of capital employed;
10.	costs;
11.	gross margin;
12.	operating margin;
13.	pre-tax profit or income;
14.	market share;
15.	return on assets;
16.	return on net assets;
17.	return on capital;
18.	return on invested capital;
19.	cash flow;
20.	free cash flow;
21.	operating cash flow;
22.	operating cash flow as a percent of capital employed;
23.	debt;
24.	debt to earnings (including EBITDA and EBIT);
25.	interest expense and/or other fixed charges;
26.	operating income;
27.	earnings (including EBITDA and EBIT) to interest expense and/or other fixed charges;
28.	working capital;
29.	innovation as measured by a percentage of sales from new products;
30.	environmental emissions improvement;
31.	workforce diversity;
32.	number of accounts;
33.	safety performance;
34.	workers’ compensation claims;
35.	budgeted amounts;
36.	cost per hire;
37.	turnover rate; and/or
38.	training costs and expenses.

(ii)	The following criteria for the Company, either in absolute terms or relative to the performance of the Company (for a different period), one or more other companies or an index covering multiple companies:

1.	stock price;
2.	return on stockholders’ equity;
3.	earnings per share;
4.	earnings per share growth;
5.	cash flow per share;
6.	operating cash flow per share;
7.	total stockholder return (stock price appreciation plus dividends);
8.	stockholders’ equity; and/or
9.	debt to stockholders’ equity.

Restricted Stock. Restricted stock awards are actual shares of common stock issued to a participant subject to such restrictions (including restrictions on the right of the participant to sell, assign, transfer, pledge or otherwise encumber the shares awarded while such shares are subject to restrictions) as the Committee may impose thereon. Except as otherwise determined by the Committee, the participant shall have, with respect to the shares of the restricted stock, all the rights of a shareholder of the Company, including the right to vote the shares and receive cash dividends. Prior to or at the time of grant, the Committee shall condition the award on the continued employment by the participant, Performance Goals as set by the Committee, or both. Except in the case of a Qualified Performance-Based Award, the Committee may modify or waive any restrictions it imposes.

In lieu of the payment of cash dividends to the participant, the Committee, in its discretion, may determine that cash dividends on the shares of restricted stock will be (i) automatically deferred and reinvested in additional restricted stock, or (ii) held by the Company in cash (without any payment of interest thereon), and subject to the same vesting and forfeiture restrictions of the restricted stock with respect to which the dividends are payable.

Following a restricted stock award and prior to the lapse of the applicable restrictions, to the extent that share certificates representing the restricted shares are issued, such certificates will either bear a legend referencing the restrictions or will be held by the Company in escrow. Upon the lapse of the applicable restrictions (and not before such time), any share certificates representing the restricted shares and unpaid dividends, if any, will be delivered to the participant, or any shares evidenced by book-entry will be marked unrestricted. If the restrictions applicable to the restricted stock award are not satisfied within the applicable period, the shares subject to the award will be forfeited, any certificates returned to the Company and any book entries changed to evidence transfer of the shares to the Company.

Restricted Stock Unit Awards. Restricted stock units are awards denominated in shares of common stock that will be settled, subject to the terms and conditions of the restricted stock units and at the sole discretion of the Committee, in an amount of cash, shares of common stock, or both, based upon the fair market value of a specified number of shares of common stock. The vesting of such units will be conditioned upon the continued service of the participant, the attainment of Performance Goals as set by the Committee, or both. Except in the case of a Qualified Performance-Based Award, the Committee may modify or waive any of the conditions applicable to restricted stock units. Restricted stock units generally may not be transferred by a participant. Participants granted restricted stock units will not be entitled to any dividends payable on the common stock unless the agreement relating to the award provides otherwise and shall not have any voting rights with respect to such units.

Performance Units. Performance units may be granted by the Committee either alone or in addition to other awards under the 2011 Stock Incentive Plan and subject to the satisfaction of Performance Goals specified by the Committee. The Committee may select periods during which the Performance Goals chosen by the Committee are measured for the purpose of determining the extent to which a performance unit has been earned. The Committee decides whether the Performance Goals have been achieved, what amount of the award will be paid and the form of payment, which may be cash, stock or other property or any combination. Performance units will not have any voting rights and holders of performance units will not be shareholders of the Company unless and until shares of common stock are issued. Performance units generally may not be transferred by a participant.

Other Awards. The Committee may award common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including but not limited to, unrestricted stock or dividend equivalents. Any such award shall be subject to such terms and conditions as established by the Committee.

Additional Rights in Certain Events. The 2011 Stock Incentive Plan provides for acceleration of the exercisability and extension of the expiration date of stock options and stock appreciation rights, for the lapse of the restrictions on restricted share awards, and for the vesting of restricted stock units and performance units upon the occurrence of one or more events described in Section 11 of the 2011 Stock Incentive Plan (“Section 11 Events”). Such an event is deemed to have occurred when (i) the Company acquires actual knowledge that any person (other than the Company, a subsidiary or any employee benefit plan sponsored by the Company) has acquired beneficial ownership, directly or indirectly, of securities representing 30% or more of the voting power of the Company, (ii) at any time less than 51% of the members of the Board of Directors are persons who were either directors on March 28, 2011 or individuals whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who were directors on March 28, 2011 or who were so approved, or (iii) the consummation of a merger, consolidation, share exchange, sale of assets or similar action, as a consequence of which the former shareholders of the Company will thereafter own less than a majority of the voting power of the surviving or acquiring corporation.

Unless the agreement or an amendment thereto otherwise provides, but subject to the $100,000 restriction described above for incentive stock options and exceptions for certain participants described in Section 11 of the 2011 Stock Incentive Plan, notwithstanding any other provision contained in the 2011 Stock Incentive Plan, upon the occurrence of any Section 11 Event (i) all outstanding stock options and stock appreciation rights become immediately and fully exercisable whether or not otherwise exercisable by their terms, (ii) all stock options and stock appreciation rights held by a participant whose employment with the Company or a subsidiary terminates within one year of any Section 11 Event for any reason other than voluntary termination with the consent of the Company or a subsidiary, retirement under any retirement plan of the Company or a subsidiary or death are exercisable for a period of three years from the date of such termination of employment, but in no event after the expiration date of the stock option or stock appreciation rights, (iii) all restrictions applicable to restricted stock awards under the 2011 Stock Incentive Plan which have not previously lapsed will lapse regardless of the scheduled lapse of such restrictions and (iv) all restricted stock units and performance units are considered to be earned and payable in full, any vesting conditions are considered to have been satisfied, and such restricted stock units and performance units will be settled in cash as promptly as is practicable after the Section 11 Event.

Miscellaneous. The Board of Directors may alter or amend the 2011 Stock Incentive Plan at any time except that, without approval of the shareholders of the Company, no alteration or amendment may (i) increase the maximum aggregate number of shares of common stock for which awards may be made under the 2011 Stock Incentive Plan, (ii) increase the maximum aggregate number of shares as to which incentive stock options may be granted pursuant to the sub-limit under the 2011 Stock Incentive Plan, (iii) make any changes in the class of employees eligible to be granted awards under the 2011 Stock Incentive Plan, (iv) change the maximum number of shares as to which awards may be made to any participant under the 2011 Stock Incentive Plan, (v) change the maximum amount that may be paid or distributed to any participant in any one calendar year under the 2011 Stock Incentive Plan pursuant to a grant of performance units or other stock-based awards, (vi) change the restrictions regarding repricing explained above, (vii) change the option price or base price of any stock appreciation right permitted under the 2011 Stock Incentive Plan, (viii) be made if stockholder approval of the amendment is at the time required for awards under the 2011 Stock Incentive Plan to qualify for the exemption from Section 16(b) of the Securities Exchange Act of 1934, as amended, provided by Rule 16b-3 or by the rules of the New York Stock Exchange or any other stock exchange on which the common stock may then be listed or (ix) be made to the extent such approval is needed for Qualified Performance-Based Awards to qualify for an exemption under Section 162(m) of the Internal Revenue Code. In addition, no alteration or amendment of the 2011 Stock Incentive Plan may, without the written consent of the holder of any award theretofore granted under the 2011 Stock

Incentive Plan, adversely affect the rights of such holder with respect thereto.

The Board of Directors may also terminate the 2011 Stock Incentive Plan at any time, but termination of the 2011 Stock Incentive Plan would not terminate any outstanding awards granted under the 2011 Stock Incentive Plan or cause a revocation or forfeiture of any restricted stock award under the 2011 Stock Incentive Plan.

The 2011 Stock Incentive Plan contains anti-dilution and anti-enlargement provisions providing for adjustment or substitution in the shares available for awards under the 2011 Stock Incentive Plan, in the various maximum limitations on awards under the 2011 Stock Incentive Plan, in the number of shares covered by outstanding awards under the 2011 Stock Incentive Plan and in the exercise price of outstanding awards in certain events, including mergers, consolidations, acquisitions of shares, stock rights offering, liquidation, separation, spinoff, disaffiliation of a subsidiary, extraordinary dividend, stock dividend, stock split, revenue stock split, reorganization, share combination or recapitalization.

Awards to a participant may, in the Committee’s sole discretion at any time between the date of grant and the third anniversary of any exercise, payment or vesting of such awards, be cancelled, suspended or required to be repaid to the Company if the participant (i) competes with the Company or its subsidiaries, (ii) induces or attempts to induce any customer, supplier, licensee or certain others to cease doing business with the Company or its subsidiaries, or interferes with the Company’s or any of its subsidiaries’ relationships with such customer, supplier, licensee or other person, (iii) solicits employees to leave the employment of the Company or its subsidiaries or interferes with their employment relationship, or (iv) defames or disparages the Company, its subsidiaries or certain related persons. Unless the agreement related to an award or an amendment otherwise provides, these provisions do not apply following the occurrence of one or more of the events described under “Additional Rights in Certain Events” above.

The 2011 Stock Incentive Plan contains provisions intended to comply with both Section 409A of the Internal Revenue Code (related to deferred compensation) and, as discussed above under Performance Goals, Section 162(m) of the Internal Revenue Code (related to performance-based awards). The Committee may establish procedures allowing payment of an award to be deferred, provided any deferral is consistent with Section 409A of the

Internal Revenue Code. In such cases of deferral, the participant may be entitled to receive interest or dividends, or their equivalents, with respect to shares covered by the award, except in the case of unearned performance units or performance share units.

Possible Anti-takeover Effect

The provisions of the 2011 Stock Incentive Plan providing for the acceleration of the exercise date of outstanding stock options and stock appreciation rights upon the occurrence of a Section 11 Event, the extension of the period during which outstanding stock options and stock appreciation rights may be exercised upon termination of employment following a Section 11 Event, the lapse of restrictions applicable to restricted stock and other awards, and accelerated vesting of restricted stock units and performance units upon the occurrence of a Section 11 Event, may be considered as having an anti-takeover effect.

Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of awards under the 2011 Stock Incentive Plan. This summary is not intended to be exhaustive, is based on U.S. federal income tax law currently in effect, does not constitute tax advice and, among other things, does not address possible state, local or foreign tax consequences under present law.

Incentive Stock Options. A participant does not recognize any taxable income upon receipt of an incentive stock option or generally, at the time of exercise of an incentive stock option. The exercise of an incentive stock option, however, generally does result in an increase in a participant’s taxable income for alternative minimum tax purposes.

If a participant exercises an incentive stock option and does not dispose of the shares received in a subsequent “disqualifying disposition” (generally, a sale, gift or other transfer within two years after the date of grant of the incentive stock option or within one year after the shares are transferred to a participant), upon disposition of the shares any amount realized in excess of the participant’s tax basis in the shares disposed of is treated as a long-term capital gain, and any loss is treated as a long-term capital loss. In the event of a “disqualifying disposition,” the difference between the fair market value of the shares received on the date of exercise and the option price (limited, in the case of a taxable sale or exchange, to the excess of the amount realized upon disposition over the participant’s tax basis in the shares) is treated as compensation income received by the participant in the year of disposition. Any additional gain is taxable as a capital gain and any loss as a capital loss, which is long-term or short-term depending on whether the shares were held for more than one year. Special rules apply in determining the compensation income recognized upon a disqualifying disposition if the option price of the incentive stock option is paid with shares of common stock.

Neither the Company nor any of its subsidiaries is entitled to a deduction with respect to shares received by a participant upon exercise of an incentive stock option and not disposed of in a “disqualifying disposition.” If an amount is treated as compensation received by a participant because of a “disqualifying disposition,” the Company or one of its subsidiaries generally is entitled to a deduction in the same amount for compensation paid, subject to the “Limits on Deductions/Other Tax Matters” below.

Non-statutory Stock Options. A participant generally does not recognize any taxable income upon receipt of a non-statutory stock option. Upon the exercise of a non-statutory stock option the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price is treated as compensation income received by the participant in the year of exercise. If the option price of a non-statutory stock option is paid in whole or in part in shares, no income, gain or loss is recognized by a participant on the receipt of shares equal in value on the date of exercise to shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the non-statutory stock option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise is treated as compensation income received by the participant on the date of exercise of the stock option.

The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation received by the participant upon exercise of a non-statutory stock option, subject to the “Limits on Deductions/Other Tax Matters” below.

Stock Appreciation Rights. A participant generally does not recognize any taxable income upon receipt of a SAR (whether as a stand-alone award or in tandem with a related option award). Upon the exercise of a SAR the amount by which the fair market value of the common stock subject to the SAR on the exercise date exceeds the SAR grant price is treated as compensation income received by the participant in the year of exercise, whether received in cash, shares of common stock or both. The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation received by the participant upon exercise of the SAR, subject to the “Limits on Deductions/Other Tax Matters” below.

Restricted Stock. A participant does not recognize any taxable income upon the grant of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse is treated as compensation income to the participant and is taxable in the year the restrictions lapse. If the participant does not make a Section 83(b) election, dividends paid to the participant on the shares prior to the date the restrictions lapse will be treated as compensation income. The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation income to the participant, subject to the “Limits on Deductions/Other Tax Matters” below.

Restricted Stock Units. A participant generally does not recognize any taxable income upon receipt of restricted stock units. Any cash and the fair market value of any shares of common stock received by a participant upon the vesting of restricted stock units are treated as compensation income received by the participant in the year of receipt. The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation income received by the participant upon vesting of the restricted stock units, subject to the “Limits on Deductions/Other Tax Matters” below.

Performance Units. A participant generally does not recognize any taxable income upon receipt of performance units. Any cash and the fair market value of any shares of common stock and other property received by a participant when performance units are earned are treated as compensation income received by the participant in the year of receipt. The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation income received by the participant upon the earning of performance units, subject to the “Limits on Deductions/Other Tax Matters” below.

Other Awards. The tax consequences to the participant and the Company of awards of common stock and other awards that are valued by reference to or otherwise based upon common stock will be dependent upon the nature and structure of the award.

Limits on Deductions/Other Tax Matters. Certain events described above under “Additional Rights in Certain Events” may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to a participant on certain compensation resulting from awards previously received under the 2011 Stock Incentive Plan and the loss of a compensation deduction which would otherwise be allowable to the company or one of its subsidiaries as explained above.

The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid provided the compensation is reasonable. However, Section 162(m) of the Internal Revenue Code disallows a compensation deduction for compensation paid to the principal executive officer and any of the other three highest compensated officers (other than the principal financial officer) of the Company in excess of $1 million each in any taxable year of the Company, except that compensation that is performance-based may be excluded from this deduction limitation. The $l million deduction limit is reduced by the amount of any compensation deduction disallowed under the immediately preceding paragraph. The 2011 Stock Incentive Plan has been structured so that compensation arising from the exercise of non-statutory stock options, stock appreciation rights, qualified performance units or the disqualifying disposition of shares acquired upon exercise of incentive stock options should be performance-based within the meaning of Section 162(m) of the Internal Revenue Code. As indicated above, the 2011 Stock Incentive Plan also permits the Committee to designate awards other than options and SARs as Qualified Performance-Based Awards with the objective of qualifying such awards as performance-based within the meaning of Section 162(m) of the Internal Revenue Code. Nevertheless, it is possible that awards may be made which may be subject to the limits of Section 162(m) of the Internal Revenue Code.

Awards Authorized by the Macron Law Proposal

“Free Grant of Shares”. Following the Transaction, Wabtec or its subsidiaries will employ certain individuals who are subject to taxation under French law. Due to the recent enactment on August 6, 2015 of the Macron Law, certain equity awards to be granted under the 2011 Stock Incentive Plan may qualify as a “free grant of shares,” if so designated by the Compensation Committee of our Board of Directors, assuming that stockholders approve the 2011 Stock Incentive Plan for purposes of the Macron Law. This stockholder approval would allow such grants to qualify as a “free grant of shares,” which would result in preferential tax treatment for grantees and the Company who are subject to taxation under French law. Although upon closing of the Transaction there will be a broader group of individuals employed by Wabtec or its subsidiaries who are generally domiciled in France and may be subject to taxation under French law, we currently expect to make grants pursuant to the Macron Law Proposal to two individuals who will become employees in connection with the Transaction.

Consequently, Wabtec is soliciting its stockholders’ approval of the 2011 Stock Incentive Plan for purposes of Macron Law qualification in France, so future equity grants made under the 2011 Stock Incentive Plan to individuals who are subject to taxation under French law may qualify as a “free grant of shares” pursuant to the Macron Law. In the event that the Macron Law Proposal is not approved, Wabtec may still grant equity awards to employees of Wabtec or its subsidiaries who are subject to taxation under French law; however, in that event, it is possible that such grants may not benefit from the provisions of the Macron Law relating to the “free grant of shares.”

Wabtec Equity Grants Intended to be a “Free Grant of Shares”. In connection with the Transaction, we have offered to grant equity awards with an aggregate gross grant date fair value expected to be approximately $4.5 million to two individuals who will become employees following the Transaction (the “Equity Grants”). Other than these two individuals, there are no other grants to our executive officers, non-employee directors, or non-executive officer employees that are currently contemplated, however, other awards granted under the 2011 Stock Incentive Plan in the future may also be intended to qualify as a “free grant of shares.” Each equity award (generally, restricted stock units or performance units) will correspond to one share of Wabtec common stock, par value $0.01 per share, the closing price per share of which on the New York Stock Exchange on April 15, 2016 was $81.30. As described above, under the Macron Law, qualification of equity compensation awards (including the Equity Grants) as a “free grant of shares” requires approval of the 2011 Stock Incentive Plan for purposes of Macron Law qualification in France by Wabtec stockholders.

New Plan Benefits

Equity Grants Under the Stock Incentive Plan that are intended to be a Free Grant of Shares

Name and Position	Dollar Value ($)	Number of Units
Albert J. Neupaver Executive Chairman	0	0

Raymond T. Betler President and Chief Executive Officer	0	0

Patrick D. Dugan Senior Vice President and Chief Financial Officer	0	0

David L. DeNinno Senior Vice President, General Counsel and Secretary	0	0

Charles F. Kovac Senior Vice President, Group Executive	0	0

Executive Group	$4,464,346[1]	54,912[2]

Non-Executive Director Group	0	0

Non-Executive Officer Employee Group	0	0

(1)	The dollar amount is an estimate based on the Euro-to-Dollar conversion rate of 1.128 on April 15, 2016.
(2)	The number of shares is an estimate based on the closing price of our shares on April 15, 2016

Aggregate Past Grants Under the 2011 Stock Incentive Plan

As of April 15, 2016, the following persons or groups have received stock options to purchase the following numbers of shares of common stock under the 2011 Stock Incentive Plan: Albert J. Neupaver – 99,100, Raymond T. Betler - 54,540, Patrick D. Dugan – 19,810, David L. DeNinno – 20,790 and Charles F. Kovac – 13,755; all current executive officers as a group - 303,610; all current directors who are not executive officers as a group - 0; each nominee for election as a director - 99,100; each associate of any of such directors, executive officers or nominees - 0; each other person who received 5% of the options - 0; and all employees of the Company, including all current officers who are not executive officers, as a group, 245,170. The Company is unable at this time to determine the number of shares of common stock underlying options, if any, that will be granted in the future. The closing price per share of our common stock as reported by the New York Stock Exchange on April 15, 2016 was $81.30.

Equity Compensation Plan Information

This table provides aggregate information as of December 31, 2015 concerning equity awards under Wabtec’s compensation plans and arrangements.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category
Equity compensation plans approved by shareholders	1,097,323	$32.70	2,703,673
Equity compensation plans not approved by shareholders	—	—	—

Total	1,097,323	$32.70	2,703,673

Effect of the Macron Law Proposal

If the Macron Law Proposal is approved, grants under the 2011 Stock Incentive Plan for employees subject to tax in France may qualify as a “free grant of shares” under the Macron Law. In addition, in the event that the Macron Law Proposal is not approved, Wabtec may still make the Equity Grants and may still make other equity awards under the 2011 Stock Incentive Plan to employees of Wabtec or its subsidiaries who are subject to taxation under French law; however, in that event, such grants will not benefit from the provisions of the Macron Law relating to the “free grant of shares.”

Incorporation by Reference

The Company is incorporating by reference into this supplement Annex A from the Company’s Proxy Statement issued in connection with its 2011 annual meeting of stockholders filed with the SEC on March 31, 2011. The Company will provide copies of any document incorporated by reference herein, upon written or oral request, and by first class mail within one business day of receipt of such request. You may make such a request by call us at 412-825-1000 and asking for the investor relations department, or by sending a written request to Timothy R. Wesley, Vice President, Investor Relations and Corporate Communications, 1001 Air Brake Avenue, Wilmerding, PA 15148.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/wab Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 10, 2016.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 10, 2016.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.
1. Election of directors for a term of three years expiring in 2019:	01 Robert J. Brooks	☐ Vote FOR		☐ Vote WITHHELD
	02 William E. Kassling	all nominees		from all nominees
	03 Albert J. Neupaver	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approve an advisory (non-binding) resolution relating to the approval of 2015 named executive officer compensation		☐ For	☐ Against	☐ Abstain

3. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year		☐ For	☐ Against	☐ Abstain

4.  Approve the 2011 Stock Incentive Plan for purposes of qualification under applicable French law so that equity grants that are made under the Plan to individuals who are subject to taxation under French law may qualify as a “Free Grant of Shares” under French law.

		☐ For	☐ Against	☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business if properly raised at the annual meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐		Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 11, 2016

11:30 a.m. Local Time

The Duquesne Club

325 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Westinghouse Air Brake Technologies Corporation 1001 Air Brake Avenue Wilmerding, Pennsylvania 15148	proxy

The undersigned stockholder of WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION (the “Company”) does hereby appoint Albert J. Neupaver and David L. DeNinno, or any one or both of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Stockholders of the Company, to be held Wednesday, May 11, 2016 (the “Annual Meeting”), and at all adjournments or postponements thereof, all the shares of Common Stock of the Company which the undersigned may be entitled to vote, on the matters set out on the reverse side of this proxy card and described in the Proxy Statement and, at their discretion, on any other business which may properly come before the Annual Meeting or any adjournments or postponements thereof.

The undersigned stockholder hereby revokes all previous proxies for the Annual Meeting and acknowledges receipt of the Notice of Internet Availability of Proxy Materials describing how to access or receive paper or e-mail copies of the Notice of Annual Meeting of Stockholders and Proxy Statement for 2016 and the Annual Report to Stockholders for 2015.

If you requested a copy of the proxy materials by mail, you are urged to promptly return this proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting.

The shares represented by this proxy card will be voted as directed by the stockholder. If this proxy card is executed but no direction is given, such shares will be voted “FOR ALL” nominees in Item 1 and “FOR” Items 2, 3 and 4. If you do not return this proxy card or update your vote by Internet or phone, but previously voted, the discretion previously granted to the proxies will be voted as previously specified and “FOR” Item 4.

See reverse for voting instructions.